UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2013 (December 11, 2013)

GLOBALSTAR, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33117 (Commission File Number)	41-2116508 (IRS Employer Identification No.)

300 Holiday Square Blvd. Covington, LA	70433
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (985) 335-1500

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

In August 2013, Globalstar, Inc. (“Globalstar” or the “Company”) entered into an agreement with Hughes Network Systems LLC, a subsidiary of EchoStar Corporation (‘‘Hughes’’), which allowed Hughes, at their sole option, to elect to receive shares of the Company’s voting common stock (at a 7% discount based upon a trailing volume weighted average price calculation) in lieu of cash related to certain milestone payments under Globalstar’s 2008 contract with Hughes for ground network equipment and software upgrades and satellite interface chips.

As previously disclosed, on November 15, 2013, Hughes exercised an option to receive approximately $4.3 million in Globalstar voting common stock. On November 18, 2013, Globalstar issued 3,166,474 shares of voting common stock to Hughes at $1.35 per share in a private placement exempt from registration under Section 4(2) of the Securities Act of 1933.

On December 11, 2013, Hughes exercised its remaining options to receive approximately $10.1 million in Globalstar voting common stock. On December 13, 2013, Globalstar issued 6,334,141 shares of voting common stock to Hughes at $1.60 per share in a private placement exempt from registration under Section 4(2) of the Securities Act of 1933.

Per the terms of the letter agreement, Globalstar filed a registration statement covering the resale of the shares issued to Hughes under the agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSTAR, INC.

/s/ James Monroe III
James Monroe III
Chairman and
Chief Executive Officer

Date: December 13, 2013